SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 12, 2015

NEW GLOBAL ENERGY, INC.

(Exact name of registrant as specified in its charter)

WYOMING	333-179669	45-4349842
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

109 East 17th Street, Suite 4217, Cheyenne, WY	82001
(Address of principal executive offices)	(Zip Code)

REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:

(307) 633-9192

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 11, 2015, the Company’s Board of Directors approved the acquisition of certain technologies through three agreements.

1. The Company, through New Global Medical Inc., a wholly owned subsidiary, acquired an exclusive license to VIP Patient Management Software System (Electronic Medical Records (EMR) and Electronic Health Records (EHR) Platforms). The exclusive license is acquired from VIP-PATIENT, LLC and is for a period of 20 years for the United States and Puerto Rico.

In consideration for Licensor granting Licensee the rights as set forth herein and for services provided to Licensee for the revisions and modifications required to the Licensed Property to create the Customized Licensed Property and to conform it to the regulatory and market specific requirements of the Territory, Licensee shall make or arrange for the following License Fee Payments to Licensor:

Licensee shall pay Licensor the sum of five hundred thousand US dollars [US$ 500,000.00]. Payment of this cash portion of the fee is subject to and conditioned upon the acquisition of sufficient investment capital in the form of debt or equity to pay this fee and fund the first year of operation under this license.

Stock. Licensee shall pay Licensor five hundred thousand [500,000] common shares of NGEY.

Warrants. Licensee shall pay Licensor warrants which allow the holder to purchase up to one million, one hundred thousand (1,100,000) of the NGEY’s common shares, exercisable for a period of three years from the date of this Agreement at a price equal to 50% of the average closing price for NGEY's common shares for the period of 20 trading days prior to the date of the exercise.

Ongoing Consideration. Licensee shall pay to Licensor or as Licensor may otherwise direct, on a monthly basis, in arrears, revenue participation equal to twenty five percent [25.0%] of Net Revenues collected by Licensee in the preceding month relative to the exploitation of this license.

2. The Company, through New Global Medical Inc., a wholly owned subsidiary acquired an exclusive license to Canacard Patient Management Systems Software, a HIPAA compliant platform that manages end-to-end transactions involved in providing safe access to controlled substances. The exclusive license from ALTERNATE HEALTH, INC., and is for a period of 20 years for the United States and Puerto Rico. This software is included under the International Patent Application PCT/CA2014/050890.

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In consideration for Licensor granting Licensee the rights as set forth herein and for services provided to Licensee for the revisions and modifications required to the Licensed Property to create the Customized Licensed Property and to conform it to the regulatory and market specific requirements of the Territory, Licensee shall make or arrange for the following License Fee Payments to Licensor:

Licensee shall pay Licensor the sum of one million US dollars [US$ 1,000,000). Payment of this cash portion of the fee is subject to and conditioned upon the acquisition of sufficient investment capital in the form of debt or equity to pay this fee and fund the first year of operation under this license.

Stock. Licensee shall pay Licensor one million [1,000,000] common shares of NGEY.

Warrants. Licensee shall pay Licensor warrants which allow the holder to purchase up to one million, five hundred thousand (1,500,000) of the NGEY'S common shares, exercisable for a period of three years from the date of this Agreement at a price equal to 50% of the average closing price for NGEY’s common shares for the period of 20 trading days prior to the date of the exercise.

Ongoing Consideration. Licensee shall pay to Licensor or as Licensor may otherwise direct,

on a monthly basis, in arrears, a revenue participation equal to twenty five percent [25.0%] of Net Revenues collected by Licensee in the preceding month relative to the exploitation of this license.

3. In addition the Company entered into a 20 year renewable Service Agreement with ALTERNATE HEALTH, INC. to maintain this licensed property on a cost plus 20% basis.

Item 3.02 Unregistered Sales of Equity Securities

In consideration for the agreements set out in Item 1.01 above, the Company’s Board of Directors has authorized the issuance of the following shares and warrants:

1. To VIP-PATIENT LLC: 500,000 Common Shares and Warrants to purchase 1,100,000 common shares over a period of three years at a price equal to 50% of the average closing price for NGEY's common shares for the period of 20 trading days prior to the date of the exercise.

2. To ALTERNATE HEALTH, INC.: 1,000,000 common shares and warrants which allow the holder to purchase up to one million, five hundred thousand (1,500,000) of the NGEY'S common shares, exercisable for a period of three years from the date of this Agreement at a price equal to 50% of the average closing price for NGEY’s common shares for the period of 20 trading days prior to the date of the exercise.

In a separate transaction, the Company’s Board of Directors has authorized the sale of 2,772 shares of Series “A” Preferred stock for $69,300 in cash to BioGlobal Resources, Inc. and the sale of an additional 2,228 shares of Series “A” Preferred stock in exchange for a recourse promissory note in the amount of $55,700 payable within one year from date from BioGlobal Resources.

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Item 9.01 Financial Statements and Exhibits

(d) The following exhibits are filed as part of this report:

10.1	Intellectual Property License Agreement dated “as of April 2, 2015” between VIP-PATIENT, LLC, a DE Limited Liability Company and the Registrant

10.2	License Agreement dated “as of April 2, 2015” between ALTERNATE HEALTH, INC., an Ontario Canada corporation and the Registrant

10.3	A Service Agreement dated “as of April 2, 2015” between ALTERNATE HEALTH, INC., an Ontario Canada corporation and the Registrant.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

New Global Energy, Inc.

Date: May 12, 2015	By:	/s/ Perry Douglas West
Perry Douglas West, CEO

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